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STUART STRAUSS

stuart.strauss@dechert.com
+1 212 698-3529 Direct
+1 212 698-0453 Fax

October 30, 2009

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:                               Active Assets Institutional Government Securities Trust (the “Trust”)

Securities Act File No. 333-81184

Post-Effective Amendment No. 10

Investment Company Act No. 811-21024

Amendment No. 12

Dear Sir or Madam:

In connection with the filing of Post-Effective Amendment No. 10 to this Trust’s Registration Statement on Form N-1A, we hereby represent, pursuant to Rule 485(b), that the said Post-Effective Amendment No. 10 filed pursuant to Rule 485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

Very truly yours,

/s/ Stuart M. Strauss
Stuart M. Strauss

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